Exhibit (13)(x)

ALPS ADVISORS, INC.

1290 Broadway, Suite 1100

Denver, CO  80203

RED ROCKS CAPITAL LLC

603 Park Point Drive, Suite 200

Golden, CO  80401

April 30, 2009

Mr. John R. Moran, Jr.

Interim Chairman

Financial Investors Trust

1290 Broadway, Suite 1100

Denver, CO  80203

Re:          Listed Private Equity Fund (the “Fund”) of the Financial Investors Trust (the “Trust”)

Dear Mr. Moran:

This letter confirms ALPS Advisors, Inc.’s (the “Adviser”) and Red Rocks Capital LLC’s (the “Sub-Adviser”) agreement with the Trust to contractually limit the total amount of the “Advisory Fee” and “Other Expenses” that they are entitled to receive from the Fund.

To the extent the Total Annual Fund Operating Expenses (as defined in Item 8 to Form N-1A), after such expense reimbursement and/or fee waiver (exclusive of distribution and service (12b-1) fees, brokerage expenses, interest expense, taxes and extraordinary expenses), does not exceed 1.00%, the Adviser will reduce the fee payable with respect to the Fund to the extent of such excess, and/or shall reimburse the Fund (or class as applicable) by the amount of such excess.  The waiver or reimbursement shall be allocated to each class of the Fund in the same manner as the underlying expenses or fees were allocated.

The Adviser and the Sub-Adviser agree to allocate any such waivers or reimbursements incurred by the Adviser by attributing 2/3 of the required amount to the Sub-Adviser and 1/3 of the required amount to the Adviser.

The Adviser and the Sub-Adviser further agree that such fee waivers and reimbursements for the Fund are effective as of May 1, 2009 and shall continue at least through August 31, 2009.

The Adviser and the Sub-Adviser will be permitted to recover, on a class by class basis, expenses it has borne through this letter agreement to the extent that the Fund’s expenses in later periods fall below the annual rates set forth in this agreement or in previous letter agreements.

Notwithstanding the foregoing, the Fund will not be obligated to pay any such deferred fees and expenses more than one year after the end of the fiscal year in which the fee and expenses was deferred.

ALPS ADVISORS, INC.		RED ROCKS CAPITAL LLC

By:	/s/ Thomas A. Carter	By:	/s/ Mark Sunderhuse
Name: Thomas A. Carter		Name: Mark Sunderhuse
Title: President		Title: Managing Director

Your signature below acknowledges acceptance of this letter agreement:

FINANCIAL INVESTORS TRUST

By:	/s/ Jeremy O. May
Name: Jeremy O. May
Title: Treasurer